TABLE OF CONTENTS

ITEM 1 -- ELECTION OF DIRECTORS
THE BOARD AND ITS COMMITTEES
CORPORATE GOVERNANCE
STOCK OWNERSHIP
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
ITEM 2 -- PROPOSAL TO APPROVE THE AMENDED AND RESTATED DANA CORPORATION ADDITIONAL COMPENSATION PLAN
ITEM 3 -- RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
ITEM 4 -- STOCKHOLDER PROPOSAL
TRANSACTIONS WITH MANAGEMENT
OTHER INFORMATION
DANA CORPORATION ADDITIONAL COMPENSATION PLAN

SCHEDULE 14A

(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[ ] Preliminary Proxy Statement	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement [ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

DANA CORPORATION

(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

[   ]  Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

[DANA CORPORATION LOGO]

DANA CORPORATION

P.O. Box 1000
Toledo, Ohio 43697

Notice of Annual Meeting of Stockholders

To be held on April 5, 2000

       The Annual Meeting of Stockholders of Dana Corporation (“Dana” or the “Company”), a Virginia corporation, will be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 5, 2000, at 10 o’clock A.M. (local time), for the following purposes:

1.	To elect a Board of Directors consisting of eight members.

2.	To approve the amended and restated Dana Corporation Additional Compensation Plan that is described in the attached Proxy Statement.

3.	To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for 2000.

4.	If properly presented, to consider a stockholder proposal concerning the CERES Principles for Public Environmental Accountability.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.

      The Company’s Board of Directors has fixed February 18, 2000 as the record date for the Annual Meeting. Holders of record of the Company’s Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The stock transfer books will not be closed.

      Copies of Dana’s Annual Report for the fiscal year ended December 31, 1999, either accompany this Notice of Meeting and Proxy Statement or have been mailed previously to the Company’s stockholders.

By Order of the Board of Directors,

Martin J. Strobel
Secretary

March 3, 2000

      Please vote by telephone, or sign and date the enclosed proxy and return it in the envelope provided. Your prompt response will assure a quorum at the Annual Meeting and save Dana the expense of further solicitation of proxies.

DANA CORPORATION

P.O. Box 1000
Toledo, Ohio 43697

PROXY STATEMENT

for
Annual Meeting of Stockholders
To be held on April 5, 2000

       This Proxy Statement is furnished by the Board of Directors (the “Board”) of Dana Corporation (“Dana” or the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on April 5, 2000, and at any and all adjournments or postponements thereof.

      Holders of record of Dana’s Common Stock, $1 par value (“Common Stock”), at the close of business on February 18, 2000, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement. There were 163,398,006 shares of Common Stock outstanding on that date.

      Each stockholder is entitled to one vote per share held on all matters to be voted on. Any stockholder who executes and delivers a proxy may revoke it by giving written notice to the Company’s Secretary at any time prior to its use or by voting in person at the Annual Meeting. Any stockholder who votes by phone may revoke his vote by submitting a later dated vote by phone or by written proxy.

      This Proxy Statement and the enclosed proxy were first sent to stockholders on March 3, 2000.

ITEM 1 — ELECTION OF DIRECTORS

      A Board of Directors consisting of eight members will be elected at the Annual Meeting, to hold office until the next Annual Meeting of Stockholders or until their successors are elected. Southwood Morcott is retiring from the Company on April 30, 2000 and will not be standing for reelection to the Board at the Annual Meeting. Mr. Magliochetti has been elected to replace Mr. Morcott as Chairman of the Board effective immediately following the Annual Meeting. The Board recommends that stockholders vote FOR the following nominees, each of whom is now a director of Dana.

      The following information was furnished to the Company by the nominees.

Nominee	Principal Occupation and Business Experience in Past 5 Years

Benjamin F. Bailar Age 65	Dean and Professor of Administration Emeritus, Jesse H. Jones Graduate School of Administration, Rice University, 1987-1997. Director of Dana since 1980. Also a director of Smith International, Inc., U.S. Can Corporation, and Trico Marine Services, Inc.

A. Charles Baillie Age 60	Chairman and Chief Executive Officer of the Toronto-Dominion Bank since 1997; President since 1995; Vice-Chairman of the Corporate and Investment Banking Group from 1992-1995. Director of Dana since July, 1998. Also a director of Cadillac Fairview Corporation and Texaco, Inc.

Nominee	Principal Occupation and Business Experience in Past 5 Years

Edmund M. Carpenter Age 58	President and Chief Executive Officer of the Barnes Group (a diversified international company that serves a range of industrial and transportation markets) since 1998. Senior Managing Director of Clayton, Dubilier & Rice (a private equity firm specializing in management buyouts) from 1997- December 1998. Chairman and Chief Executive Officer of General Signal Corporation (a manufacturer of capital equipment and instruments for the process control, electrical, semi-conductor, and telecommunications industries) from 1988-1995. Director of Dana since 1991. Also a director of Campbell Soup Company and Texaco, Inc.

Eric Clark Age 65	Former Director of BICC plc (a United Kingdom company serving the international market for infrastructure development) from 1985-1996, and Chairman of BICC Cables Limited 1986-1996. Director of Dana since 1994, and a member of the Dana Europe Advisory Board since 1991.

Glen H. Hiner Age 65	Chairman and Chief Executive Officer of Owens Corning (a manufacturer of advanced glass and composite materials) since 1992. Director of Dana since 1993. Also a director of Prudential Insurance Company of America and Kohler Company.

Joseph M. Magliochetti Age 57	Chief Executive Officer of Dana since February 1999, President since January 1996, Chief Operating Officer since 1997, and a director since December 1996. President, Automotive-North America, 1990-1992, and President, Dana North American Operations, 1992-1995, having served the Company in various capacities since 1966. Also a director of Spicer S.A. (Mexico) and Metalcon C.A. (Venezuela).

Marilyn R. Marks Age 47	Chairman of the Board of Dorsey Trailers, Inc. (a manufacturer of truck trailers) since 1987. Chief Executive Officer of Dorsey Trailers from 1987 to December, 1999. Chairman and Chief Executive Officer of TruckBay.com, Inc. (an internet source for goods and services serving the trucking industry) since December, 1999. Director of Dana since 1994. Also a director of the Eastman Chemical Company.

Richard B. Priory Age 53	Chairman, President and Chief Executive Officer of Duke Energy Corporation (a supplier of energy and related services) since 1997. President and Chief Operating Officer of Duke Power Company, 1994-1997. Director of Dana since 1996. Also a director of the J. A. Jones Applied Research Company, U.S. Airways, Inc., and Duke Fluor Daniel Company.

      The Board of Directors recommends a vote FOR all of the foregoing director-nominees.   Under Virginia law, directors are elected by a plurality of the votes cast by shares entitled to vote in the election at the Annual Meeting, assuming a quorum of at least a majority of the number of shares of Common Stock outstanding is present. In determining a quorum, shares that are voted on any matter presented for vote will be counted. In determining the number of votes cast FOR any director-nominee, votes that are withheld will not be counted. Under New York Stock Exchange rules, the election of directors is a “routine” item and brokers may vote the shares they hold on behalf of the beneficial owners (“Broker Shares”) with respect to this item without instructions from the beneficial owners. Therefore, there will be no “broker nonvotes” on this item.

THE BOARD AND ITS COMMITTEES

Board Meetings

      The Board held 5 meetings in 1999. All incumbent directors attended at least 75% of the combined number of meetings of the Board and the Committees on which they served in 1999.

Committees

      The Advisory Committee advises the Chairman and the Board on the selection and compensation of directors; on matters relating to Board and Committee structure, meetings, agenda, and schedules; and with respect to the selection and retention of elected officers and management succession planning. The Committee also functions as the Board’s nominating committee for directors and will consider written proposals for nominations from stockholders in accordance with the procedures set out in Article III, Section 3.3 of Dana’s By-Laws and submitted to the Company’s Secretary not less than 90 days before the anniversary date of the prior year’s annual meeting. The current members of the Committee are Messrs. Bailar (Chairman), Carpenter, Clark, and Hiner. The Committee met 3 times in 1999.

      The Audit Committee maintains contact with Dana’s independent accountants, oversees the audit programs and procedures and receives reports from the independent accountants in connection with the discharge of their responsibilities. The Committee also reviews internal auditing and controls, and makes recommendations to the Board regarding the selection and retention of the independent accountants. No member of the Audit Committee may be an employee of Dana. The current members of the Committee are Messrs. Hiner (Chairman), Bailar, Clark, and Priory, and Ms. Marks. The Committee met twice in 1999.

      The Compensation Committee recommends compensation programs for Dana’s executive officers and reviews the Company’s compensation plans for other management personnel. The Committee approves salaries for the executive officers and determines or reviews cash and non-cash compensation awarded or granted under Dana’s Additional Compensation Plan, 1997 Stock Option Plan and 1999 Restricted Stock Plan. No member of the Compensation Committee may be an employee of Dana. The current members of the Committee are Messrs. Priory (Chairman), Baillie, Carpenter, Clark, and Hiner. The Committee met four times in 1999.

      The Finance Committee reviews Dana’s long-range worldwide needs for capital and the Company’s financial condition, and approves courses of action to assure Dana’s continued liquidity. The Committee also reviews acquisitions and other major corporate expenditures and Dana’s fixed capital and working capital positions. The current members of the Committee are Messrs. Morcott (Chairman), Bailar, Baillie, Carpenter, Clark, Hiner, Magliochetti, Priory, and Ms. Marks. The Committee met five times in 1999.

      The Funds Committee reviews the allocation of assets and the performance of the investment managers for the Company’s pension and other employee benefit funds to assure compliance with applicable funds management rules and regulations. The current members of the Committee are Messrs. Carpenter (Chairman), Baillie, Magliochetti, Morcott, and Ms. Marks. The Committee met twice in 1999.

Compensation

      Non-employee directors are paid the following fees for their services, in addition to reimbursement for expenses incurred: a $20,000 annual stipend for service on the Board, a $2,500 annual stipend for service on each Committee ($5,000 for Committee Chairmen), a fee of $1,000 for each Board or Committee meeting attended, and a fee of $1,000 per half day for any special services performed at the request of the Chairman of the Board. Management believes that the shareholders benefit if the directors are fully informed about the activities of the Corporation. Consequently, directors are encouraged to attend all Committee meetings (whether or not they are a member of the Committee in question) and they are paid a fee for all Committee meetings attended. Mr. Clark also received $15,000 in fees for service on the Dana Europe Advisory Board.

      Non-employee directors may elect to defer payment of the foregoing fees under the Company’s Director Deferred Fee Plan (other than Mr. Clark’s fees for service on the Dana Europe Advisory Board). In addition, each non-employee director is entitled to receive an annual credit of 300 deferred Stock Units under the Plan, in lieu of accruals under a Directors Retirement Plan that was terminated in 1996. Deferred fees may be credited to a Stock Account or an Interest Equivalent Account or both. Units are credited to a Stock Account based upon the amount of fees deferred and the market price of Dana’s Common Stock. Whenever cash dividends are paid on Dana’s Common Stock, each Stock Account is credited with additional units equal to the number of shares that could have been purchased if a cash dividend had been paid on the number of Units currently in the Account. For those directors who have elected to participate in this Plan and to defer payment into a Stock Account, the number of Units in the director’s Stock Account as of December 31, 1999 is shown in the table that appears under the caption, “Stock Ownership.” The value of the Stock Account Units at the time of distribution will be based on the market value of the Common Stock at that time. Interest Equivalent Accounts accrue interest quarterly at the rate for prime commercial loans. Distribution of the deferred fees, whether held in a Stock Account or an Interest Equivalent Account, is made in cash, Dana stock or a combination of cash and stock at the time the director retires, dies or terminates service with Dana. Directors may, during the 5-year period following retirement or termination of service as a director, elect to convert all or any percentage (or dollar amount) of the Units credited to their Stock Account into an equivalent dollar balance in their Interest Equivalent Account. Benefits payable under this Plan are protected in the event of a merger, consolidation, change in control or sale of substantially all of the assets of Dana.

      All non-employee directors also participate in the Company’s stockholder-approved 1998 Directors’ Stock Option Plan. This Plan provides for the automatic grant of options for 3,000 shares of Common Stock to each non-employee director annually on the date of the Board’s organizational meeting which is held after the Annual Meeting of Stockholders. Options are priced at the fair market value of the Common Stock on the date of grant and have a term of 10 years, except in the case of the director’s earlier death or retirement, when they become exercisable within specified periods following the date of such event.

CORPORATE GOVERNANCE

      The Advisory Committee has utilized a formal system of evaluation of each director in its process of nomination of the slate of nominees submitted to the stockholders for a vote at the Annual Meeting of Stockholders. In 1997, the Committee introduced an evaluation process which provided feedback to the individual directors and to the Board as a whole with respect to the strengths of the Board and areas identified for possible improvement.

STOCK OWNERSHIP

Dana Common Stock

      The following table presents the beneficial ownership of the only persons known by the Company to beneficially own more than 5% of its Common Stock, based upon a statement on Schedule 13G filed by each such person with the Securities and Exchange Commission. Capital Research and Management Company reported that it was the owner of 15,529,900 of the Company’s shares, with sole dispositive power and no voting power for such shares.

Name and Address of	Shares	Percent
Beneficial Owner	Beneficially Owned	of Class

Capital Research and	15,529,900	9.4%
Management Company
333 South Hope Street
Los Angeles, CA 90071

      The following table shows shares of Dana Common Stock and Units with a value tied to the Common Stock that were beneficially owned on December 31, 1999, by the Company’s directors, director-nominees, the executive officers named in the Summary Compensation Table, and all directors, director-nominees and executive officers as a group. At that date, the group beneficially owned approximately 1.7%, and each person beneficially owned less than 1%, of the outstanding Common Stock. All reported shares were beneficially owned directly except as follows: Mr. Bailar indirectly owned 2,100 shares that were held in a retirement plan account and 900 shares that were held in a trust for which he and his spouse were co-trustees; Ms. Marks indirectly owned 4,000 shares that were held in trusts for which she was a trustee; Mr. Morcott indirectly owned 1,969 shares that were held by his spouse; and Mr. Strobel indirectly owned 300 shares that were held by his daughter.

Stock Ownership,
	Including Restricted	Units Representing
	Stock and Exercisable	Deferred
Beneficial Owner	Options (1)	Compensation (2)

Benjamin F. Bailar	21,000 shares	5,180 Units
A. Charles Baillie	5,000 shares	967 Units
Edmund M. Carpenter	21,734 shares	10,781 Units
William J. Carroll	113,344 shares	4,067 Units
Eric Clark	18,000 shares	2,086 Units
Glen H. Hiner	16,000 shares	10,620 Units
Joseph M. Magliochetti	339,605 shares	6,331 Units
Marilyn R. Marks	18,500 shares	5,925 Units
Southwood J. Morcott	652,709 shares	65,461 Units
Larry W. McCurdy	258,964 shares	0 Units
Richard B. Priory	8,000 shares	4,375 Units
Edward J. Shultz	166,274 shares	26,279 Units
Martin J. Strobel	151,221 shares	26,655 Units
Directors, Director-Nominees and Executive Officers as a Group (24 persons)	2,828,066 shares	264,110 Units

(1)	The shares reported for the named executive officers (Messrs. Carroll, Magliochetti, Morcott, McCurdy, Shultz, and Strobel) include restricted stock which the officers were entitled to vote under the Company’s 1999 Restricted Stock Plan and shares subject to options exercisable within 60 days. Details of the officers’ restricted stock ownership appear at Note 3 to the Summary Compensation Table. Shares subject to options exercisable within 60 days include: Mr. Carroll, 73,000 shares; Mr. Magliochetti, 225,500 shares; Mr. Morcott, 525,250 shares; Mr. McCurdy, 239,920 shares; Mr. Shultz, 122,000 shares; Mr. Strobel, 117,000 shares; the directors, director-nominees and executive officers as a group, 1,983,570 shares.

(2)	The Units reported for the non-employee directors represent fees credited to the director’s Stock Account under the Company’s Director Deferred Fee Plan, which is described under the caption “The Board and Its Committees”. The Units reported for the executive officers (Messrs. Carroll, Magliochetti, McCurdy, Morcott, Shultz, and Strobel) represent annual bonuses earned under the Company’s Additional Compensation Plan and deferred to the officer’s Stock Account. Under this Plan, the Compensation Committee may defer payment of all or a portion of a participant’s bonus and credit the deferred amounts to a Stock Account, an Interest Equivalent Account, or both. Units accrue in a Stock Account based on the amount of the deferred bonus and the market price of Dana’s Common Stock. Whenever cash dividends are paid on Dana’s Common Stock, each Stock Account is credited with additional Units equal to the number of shares that could have been purchased if a cash dividend had been paid on the number of Units currently in the Account. Under the Plan, a participant may, during the 5-year period following retirement or termination of service, elect to convert all or any percentage (or dollar amount) of the Units credited to his Stock Account into an equivalent dollar balance in the Interest Equivalent Account. For both the non-employee directors and the executive officers, the value of the Units at the time of distribution will be based on the market value of the Corporation’s Common Stock at that time. The deferred amounts can be paid in cash, Dana Common Stock, or a combination of cash and stock at the time the director or executive officer retires, dies or terminates service.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table contains information about the compensation from Dana and its subsidiaries paid or awarded to, or earned by, the two persons who served as the Company’s Chief Executive Officer for any part of 1999 and the four other highest compensated persons who were serving as executive officers of the Company at the end of 1999.

					Long-Term
					Compensation Awards
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Awards	Options/	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	SARs(#)(4)	($)(5)

Southwood J. Morcott	1999	$1,200,000	$1,275,000	$131,141	$0	150,000	$4,155
Chairman of the Board[6]	1998	1,095,000	1,300,000	143,946	0	150,000	4,155
	1997	995,000	1,204,000	120,449	0	150,000	4,295

Joseph M. Magliochetti	1999	683,333	662,800	74,866	1,130,750	100,000	3,037
President and Chief	1998	572,000	675,000	58,927	0	70,000	2,717
Executive Officer[6]	1997	520,000	572,000	58,159	0	70,000	2,593

Larry W. McCurdy	1999	694,000	590,600	51,819	405,900	34,000	4,155
President — Automotive	1998	660,000	539,400	—	0	34,000	1,000
Aftermarket Group[7]	1997	498,590	300,000	—	0	171,920	0

William J. Carroll	1999	450,000	436,500	57,197	0	34,000	4,155
President — Automotive	1998	410,000	478,100	53,635	0	34,000	4,155
Systems Group	1997	348,000	396,400	59,416	591,422	34,000	4,155

Edward J. Shultz	1999	400,000	433,200	—	0	26,000	4,155
President and Chief	1998	383,000	527,400	—	0	26,000	4,155
Executive Officer —	1997	365,000	401,500	—	0	36,000	4,155
Dana Credit Corporation

Martin J. Strobel	1999	422,000	409,300	70,142	0	26,000	4,155
Vice President,	1998	406,000	479,100	—	0	26,000	4,155
General Counsel	1997	390,000	493,400	60,854	0	26,000	4,155
and Secretary

(1)	Annual bonuses received (or deferred) under the Company’s Additional Compensation Plan are reported in the year earned, whether deferred or paid in that year or in the following year.

(2)	“Other Annual Compensation” includes perquisites and personal benefits where such perquisites and benefits exceed the lesser of $50,000 or 10% of the officer’s annual salary and bonus for the year. Of the amounts reported, the following items exceeded 25% of the total perquisites and benefits reported for the officer: for Mr. Morcott, professional services valued at $85,857 in 1999, $90,810 in 1998, and $70,724 in 1997; for Mr. Magliochetti, professional services valued at $50,005 in 1999, $42,027 in 1998, and $37,973 in 1997; for Mr. McCurdy, professional services valued at $36,115 for 1999; for Mr. Carroll, professional services valued at $39,219 in 1999, $31,586 in 1998, and $36,178 in 1997; and vehicles valued at $18,109 in 1997; and for Mr. Strobel, professional services valued at $43,477 in 1999, $28,956 in 1998, and $37,027 in 1997; and vehicles valued at $17,873 in 1997. Professional services include financial, tax, and estate planning services received by the officer. Of the amounts reported, the following represent insurance premiums (after tax gross-up) paid on behalf of the named executive for split dollar life insurance coverages: for Mr. Morcott, $22,320 in 1999, $18,324 in 1998, and $14,852 in 1997; for Mr. Magliochetti, $6,962 in 1999, $5,870 in 1998, and $4,791 in 1997; for Mr. McCurdy, $14,974 in 1999, $6,318 in 1998, and $3,251 in 1997; for Mr. Carroll, $3,883 in 1999, $3,323 in 1998, and $2,637 in 1997; and for Mr. Strobel, $5,585 in 1999, $4,711 in 1998 and $4,002 in 1997.

(3)	Reflects grants of restricted stock under the Company’s Restricted Stock Plan. Awards of restricted stock under the Plan are generally subject to a 5-year restriction period during which the grantee must remain a full-time employee of Dana or its subsidiaries. Mr. Magliochetti received a grant of 25,000 shares of restricted stock in 1999. Mr. McCurdy received a grant of 11,000 shares of restricted stock in 1999 which is more fully described under “Employment Agreements.” The Compensation Committee, which administers the Plan, has the discretion to shorten any restriction periods or to waive the restrictions. The restrictions lapse in the event the executive’s employment is terminated at the Company’s initiative following a change in control (as defined in the restricted stock agreements). Dividends on the granted shares are paid in additional restricted shares, in lieu of cash, at the same times and rates as cash dividends are paid to the Company’s stockholders. The Plan provides participants with the opportunity to convert restricted stock awards into restricted stock units which are payable in stock after they have retired. During the period between conversion and retirement, the executive’s restricted stock units will continue to be credited with dividends that are declared on the restricted shares. Messrs. Morcott, Magliochetti, Carroll, Shultz, and Strobel and several other executives, have elected to convert some or all of their restricted stock into restricted stock units. The value of the restricted stock grants shown in the Summary Compensation Table was calculated by multiplying the number of shares awarded by the difference between the closing price of the Company’s Common Stock on the date of grant (as reported in the New York Stock Exchange-Composite Transactions published in The Wall Street Journal) and the purchase price, if any, paid by the executive.

At December 31, 1999, Mr. Morcott held 84,135 shares of restricted stock valued at $2,419,002; Mr. Magliochetti held 61,686 shares of restricted stock valued at $1,661,729; Mr. McCurdy held 11,122 shares of restricted stock valued at $287,893; Mr. Carroll held 18,522 shares of restricted stock valued at $478,535, and Messrs. Shultz and Strobel each held 20,192 shares of restricted stock valued at $580,548. The restricted stock holdings described in this paragraph include all restricted stock units credited to the executives. The value of these aggregate restricted stock holdings was calculated by multiplying the number of shares held by the difference between the closing price of the Company’s Common Stock on December 31, 1999 ($29.94 per share, as reported in the New York Stock Exchange-Composite Transactions published in The Wall Street Journal) and the purchase price, if any, paid by the executive.

(4)	Represents shares of Dana Common Stock underlying options granted in 1997 through 1999.

(5)	“All Other Compensation” consists of contributions made by Dana under the Company’s Savings and Investment Plan to match contributions made by the executives to their accounts.

(6)	Effective February 8, 1999, Mr. Morcott stepped down as Chief Executive Officer of the Company and remained Chairman of the Board of Directors and Mr. Magliochetti became President and Chief Executive Officer of the Company.

(7)	In connection with Dana’s acquisition of Echlin Inc., the Company entered into an employment agreement with Mr. McCurdy who had been Chairman and Chief Executive Officer of Echlin Inc. that requires the Company to maintain his base salary and certain other elements of compensation at levels consistent with that received from Echlin.

Other Additional Compensation

      Approximately 66 key employees of the Company (other than the executive officers named in the Summary Compensation Table) are eligible to receive annual bonuses under the Company’s Additional Compensation Plan. The Company also has various incentive compensation plans for other employees (such as individual incentive, group incentive, and Scanlon-type plans) that are designed to reward their commitment to the Company’s philosophy of total quality, increased productivity, and improved performance. In 1999, Dana employees, other than the named executive officers, earned a total of over $143 million in additional compensation.

Option Grants in 1999

      The following table contains information about the stock options granted in 1999 to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted in 1999. In calculating the “Grant Date Present Value,” the Company used a variation of the Black-Scholes option pricing model, as described in Note 3. The value shown is a hypothetical value only; over their lives, the options could have a greater or a lesser value than that shown in the table, and under some circumstances they could have zero value.

	Option Grants in Last Fiscal Year

	Number of
	Securities	% of Total
	Underlying	Options	Exercise		Grant
	Options	Granted to	or Base		Date
	Granted	Employees	Price	Expiration	Present
Name	(#)	in 1999	($/Share)(1)	Date(2)	Value($)(3)

Mr. Morcott	150,000	6.43%	$45.50	7/18/09	$2,368,275
Mr. Magliochetti	100,000	4.28%	$45.50	7/18/09	1,578,850
Mr. McCurdy	34,000	1.46%	$45.50	7/18/09	536,809
Mr. Carroll	34,000	1.46%	$45.50	7/18/09	536,809
Mr. Shultz	26,000	1.11%	$45.50	7/18/09	410,501
Mr. Strobel	26,000	1.11%	$45.50	7/18/09	410,501

(1)	The exercise price (the price that the officer must pay to purchase each share of stock that is subject to an option) is equal to the fair market value of the stock on the date of grant of the option. All options shown were granted on July 19, 1999.

(2)	Options may be exercised during a period that begins 1 year after the date of grant and ends 10 years after the date of grant. During the exercise period, an optionee may exercise 25% of the total options after 1 year from the date of grant, 50% after 2 years from the date of grant, 75% after 3 years from the date of grant, and all of the options after 4 years from the date of grant. Options may be exercised for up to 5 years following the retirement (as defined in the Company’s 1997 Stock Option Plan) of the executive. An optionee’s exercise rights are accelerated in the event of a change in control of the Company (as defined in the Company’s 1997 Stock Option Plan).

(3)	A variant of the Black-Scholes option pricing model was used to determine the hypothetical grant date value for these options. In applying the model, the Company assumed a 12-month volatility of 38.64%, a 5.82% risk-free rate of return, a dividend yield at the date of grant of 2.73%, and a 5.4-year option term. The model did not assume any forfeitures prior to exercise, which could have reduced the reported grant date values. Since this model is assumption-based, it may not accurately determine the options’ present value. The true value of the options, when and if exercised, will depend on the actual market price of the Company’s Common Stock on the date of exercise.

Aggregated Option Exercises in 1999 and 1999 Year-End Option Values

      The following table contains information about the options for the Company’s Common Stock that were exercised in 1999 by the executive officers named in the Summary Compensation Table and the aggregate value of these officers’ unexercised options at the end of 1999. In 1993, all outstanding SARs held by the officers were canceled. Consequently, none of the officers held any SARs at December 31, 1999.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at 12/31/99(#)		12/31/99 ($)(2)
	Shares Acquired	Value Realized
Name	on Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Morcott	0	$0	525,250	368,750	$480,816	$56,656
Mr. Magliochetti	0	0	225,500	202,500	220,252	27,195
Mr. McCurdy	0	0	239,920	0	0	0
Mr. Carroll	4,000	76,002	73,000	85,000	46,232	15,411
Mr. Shultz	15,000	439,226	122,000	70,000	119,880	11,785
Mr. Strobel	0	0	117,000	65,000	119,880	11,785

(1)	The value realized on the exercise of options was calculated by multiplying the number of underlying shares by the difference between the closing price of the Company’s Common Stock on the date of exercise (as reported in the New York Stock Exchange-Composite Transactions published in The Wall Street Journal) and the option exercise price.

(2)	The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares held by the difference between the closing price of the Company’s Common Stock on December 31, 1999 ($29.94 per share, as reported in the New York Stock Exchange-Composite Transactions published in The Wall Street Journal) and the option exercise price.

Pension Plans

      Three of the executive officers named in the Summary Compensation Table are eligible to receive retirement benefits under their employment agreements, which are described under “Employment Agreements”. Each employment agreement provides that if the executive officer retires from Dana at or after age 55 with 15 years of service, he will receive a lifetime monthly pension calculated at 50% (or, if higher, the percentage which is the product of 1.6% multiplied by his credited service at retirement) of his highest average monthly compensation (defined as salary received during the month preceding his termination of service plus 1/12th of the average of the highest bonuses payable to him during any 3 consecutive years) reduced by benefits payable to him by Dana under the pension plans described below, pension or disability benefits payable to him by other organizations, and 50% of the primary Social Security benefit. The types of compensation that are reported in the Summary Compensation Table under “Salary” and “Bonus” (and also including deferred bonuses) will be used to calculate the retirement benefits payable to the officers under their employment agreements. The agreements also provide for a pre-retirement death benefit. The maximum monthly pensions that the officers would receive under their employment agreements if they had retired on January 1, 2000, before taking into account the reductions described above, would be as follows: Mr. Morcott, $122,782; Mr. Magliochetti, $66,653; and Mr. Strobel, $37,619. In lieu of receiving these benefits in the form of a monthly pension, the officer may elect to receive the distribution of the benefits in any form permitted under the Dana Corporation Retirement Plan.

      The Dana Corporation Retirement Plan is a cash balance plan (a type of non-contributory defined benefit pension plan in which participants’ benefits are expressed as individual accounts). Benefits are computed as follows. During each year of participation in the Plan, a participant earns a service credit equal to a specified percentage of his earnings (as defined in the Plan) up to one-quarter of the Social Security taxable wage base, plus a specified percentage of his earnings above one-quarter of the taxable wage base. The percentages increase with the length of Dana service. A participant with 30 or more years of service receives the maximum credit (6.4% of earnings up to one-quarter of the taxable wage base, plus 12.8% of earnings over one-quarter of the taxable wage base). A participant employed by Dana on July 1, 1988 (when the Plan was converted to a cash balance plan) also earns a transition benefit designed to provide that his retirement benefit under the current Plan will be comparable to the benefit he would have received under the predecessor plan. A participant earns this transition benefit ratably over the period from July 1, 1988, to his 62nd birthday, except that in the event of a change in control of Dana, he will be entitled to the entire transition benefit. The accumulated service credits and the transition benefit are credited with interest annually, in an amount (not less than 5%) established by the Board. A participant employed by Dana on July 1, 1988, who was eligible to retire on July 1, 1993, but who elects to retire after that date, will receive the greater of the benefit provided by the current Plan or the benefit provided under the predecessor plan (determined as of July 1, 1993) with interest credits. The normal retirement age under the Plan is 65.

      Federal tax law imposes maximum payment limitations on tax qualified plans. Dana has adopted an Excess Benefits Plan which covers all employees eligible to receive retirement benefits under a funded Dana defined benefit plan. Under this Excess Benefits Plan, the Company will pay any amounts which exceed the federal limitations from its general funds.

      Dana has also adopted a Supplemental Benefits Plan which covers U.S.-based members of the Company’s “A” and “B” Groups (as defined by the Compensation Committee of the Board). Under this Supplemental Benefits Plan, Dana will pay Messrs. Morcott, Magliochetti, Shultz and Strobel the difference between the aggregate benefits that they will receive under the Dana Corporation Retirement Plan and the Excess Benefits Plan and the benefit that they would have been entitled to receive under the predecessor plan to the Dana Corporation Retirement Plan in effect prior to July 1, 1988. Mr. Carroll and the other “A” and “B” Group plan participants who are not listed in the Summary Compensation Table, are entitled to 90% of this benefit provided they retire in the years 1996-1999, 80% if they retire in the years 2000-2004, 70% if they retire in the years 2005-2009, and no benefit if they retire after the year 2009. Benefits payable under the predecessor plan are based on the participant’s credited service and “final monthly earnings”, which for Messrs. Morcott, Magliochetti, Shultz and Strobel is defined as base salary (before reduction for salary deferrals under the Company’s Savings and Investment Plan), plus bonuses paid (or that would have been paid, but for a deferral arrangement) during the 3 highest of his last 10 years of employment prior to retirement, divided by 36. With respect to Mr. Carroll and the other members of the “A” and “B” Groups who are not listed in the Summary Compensation Table, “final monthly earnings” is defined as base salary (before reduction for salary deferrals under the Company’s Savings and Investment Plan), plus bonuses paid (or that would have been paid, but for a deferral arrangement) during the 5 highest consecutive years of his last 10 years of employment prior to retirement, divided by 60. The types of compensation that are reported in the Summary Compensation Table under “Salary” and “Bonus” will be used to calculate the retirement benefits payable to these executives under the predecessor plan. The Supplemental Benefits Plan provides for a pre-retirement death benefit. In addition, the maximum level of bonus award that is includable under the Supplemental Benefits Plan, as well as under the Dana Corporation Retirement Plan, the Excess Benefits Plan, and the pension portion of the officers’ employment agreements, is 125% of base salary. In the event of a change in control of Dana, the participant will receive a lump-sum payment of all benefits previously accrued under the Excess Benefits and Supplemental Benefits Plans and will be entitled to continue to accrue benefits thereunder.

      As of December 31, 1999 Mr. McCurdy is not vested in the Dana Corporation Retirement Plan, Excess Benefits Plan or Supplemental Benefits Plan. Mr. McCurdy is eligible to receive retirement benefits from the Echlin Inc. Supplemental Executive Retirement Plan. This plan provides a final pay defined benefit pension with a formula that provides a lifetime pension for each year of credited service at retirement (up to 30 years) equal to .867% of “final average earnings” up to the participant’s average Social Security covered compensation plus 1.467% of the participant’s “final average earnings” over the participant’s average Social Security covered compensation. “Final average earnings” under the plan is the average of the participant’s highest five consecutive calendar year earnings (base salary, before any salary reductions under any Company savings plan, medical plan, or deferral arrangement, plus annual bonus earned during the calendar year) during the ten calendar years prior to retirement. Mr. McCurdy’s credited service under the plan includes all periods of his employment with Dana and Echlin Inc. In the event of a change in control of the Company, Mr. McCurdy will receive a lump-sum payment upon his termination; otherwise upon retirement Mr. McCurdy will receive twelve monthly payments plus a thirteenth final lump sum payment. The plan also provides for a pre-retirement death benefit.

      The estimated monthly annuity benefits payable, starting at age 65, as accrued through December 31, 1999, in the aggregate under the Dana Corporation Retirement Plan, Excess Benefits Plan, Supplemental Benefits Plan, and Echlin Inc. Supplemental Executive Retirement Plan for the executives named in the Summary Compensation Table, are as follows: Mr. Morcott, $106,379; Mr. Magliochetti, $47,577; Mr. McCurdy, $8,152; Mr. Carroll, $24,872; Mr. Shultz, $35,919; and Mr. Strobel, $33,753. The benefits shown above will reduce the retirement benefits payable to Messrs. Morcott, Magliochetti and Strobel under their employment agreements.

Employment Agreements

      Messrs. Morcott, Magliochetti and Strobel have employment agreements with Dana. The term of each agreement is three years, with an automatic one-year extension at the end of each year to maintain the full three-year term unless either party gives notice not to extend the termination date or unless the agreement is terminated earlier by the death or disability of the officer or for “cause” (as defined in the agreement). The employment agreements provide that while the officers are employed by the Company, they will be paid their base salaries, at a minimum. The Compensation Committee reviews and approves the officers’ base salaries annually, as described in the “Compensation Committee Report on Executive Compensation”. Their employment agreements currently provide for the payment of 2000 base salaries to the officers, as follows: Mr. Morcott, $1,250,000; Mr. Magliochetti, $850,000; and Mr. Strobel, $440,000. Upon his retirement from the Company on April 30, 2000, the term of Mr. Morcott’s employment agreement will expire, although he will remain subject to a non-competition restriction for three years following his retirement.

      Under each agreement, the officer agrees not to disclose any confidential information about Dana to others while employed by the Company or thereafter and not to engage in competition with Dana for three years following his termination of employment (unless his employment is terminated by the Company without “cause” or by him for “good reason” following a change in control of the Company).

      During his period of employment, the officer is entitled to participate in Dana’s Additional Compensation Plan, if designated by the Compensation Committee, and in Dana’s various employee benefit plans. In the event of a change in control of Dana (as defined in the agreements), the officer will be entitled to continue as a participant in the Additional Compensation Plan during the remainder of the term of his employment agreement, the minimum bonus award to which he will be entitled during that period will be equal to 50% of his base salary, and his awards will be payable in cash (not deferrable). If the officer’s employment is terminated following a change in control, any previously deferred awards under the Additional Compensation Plan will be paid on an accelerated basis. The Committee designates participants in the Additional Compensation Plan based on its determination that the participant is a key employee of the Company who is in a position to have a direct and significant impact on the growth and success of the Company and who is, either individually or as a member of a group of employees, contributing in a substantial degree to the success of the Company.

      If the officer is terminated by Dana “without cause” (as defined in the agreement) or, after a change in control of the Company, the officer terminates his employment for “good reason” (as defined in the agreement), he will be entitled, for the remainder of the term of the agreement, to receive monthly compensation equal to his highest average monthly compensation (reduced by the amounts payable to the officer under any severance plan or policy of Dana), and to continue in participation under Dana’s employee benefit plans. If the termination follows a change in control, he will immediately receive such monthly compensation (discounted and paid in a lump sum) and any awards previously deferred under the Additional Compensation Plan (paid in full for any completed performance periods and for performance periods to be completed during the term of the agreement, and pro rata for any performance periods to be completed after such term).

      If any excise tax is imposed under Section 4999 of the Internal Revenue Code, as amended, on payments received by the officer as a result of a change in control of Dana, Dana will pay the officer a sum that will net him the amount he would have received if the excise tax had not been imposed.

      The retirement benefits payable to the officers under their employment agreements are described under “Pension Plans”.

      The officers also have related agreements with Dana which provide that, in the event of a dispute related to their employment agreements, the Company will pay legal expenses they may incur to enforce their employment agreements.

      Messrs. Shultz and Carroll, along with 8 other executive officers of the Company, have employment agreements with Dana which are substantially similar to those described above, except that they do not provide a retirement benefit and they only become operative upon a change in control of Dana and only if the executive is then in the employ of Dana. Should their agreements become operative, Messrs. Shultz and Carroll (together with the other 8 executives) would continue to receive not less than the total compensation in effect at the time the agreement became operative, and would continue to participate in all executive incentive plans with at least the same reward opportunities, and with perquisites, fringe benefits and service credits for benefits at least equal to those that were provided prior to the date the agreement became operative.

      In connection with Dana’s acquisition of Echlin Inc., the Company entered into an employment agreement with Larry McCurdy which replaced his Severance and Indemnification Agreement with Echlin Inc. This agreement provides for an employment period that began on July 8, 1998 and expires on July 16, 2000 and for a consulting period that begins on July 17, 2000 and expires on August 31, 2000. Under this agreement, the Company agrees to maintain Mr. McCurdy’s annual base salary of $693,996 during the employment period and to pay a retainer of $10,000 for the consulting period.

      During the employment period, Mr. McCurdy is entitled to participate in the Company’s Additional Compensation Plan, 1997 Stock Option Plan, 1999 Restricted Stock Plan and various retirement and welfare plans maintained by Dana and Echlin Inc. Mr. McCurdy’s pension benefits are described above under “Pension Plans.” Additionally, the Company will pay Mr. McCurdy a supplemental payment of approximately $6.2 million, plus interest, following his termination of employment, unless Dana terminates his employment due to (1) his conviction or plea of nolo contendere to a felony that has or is reasonably likely to have a material effect on the Company, or (2) his breach of the confidentiality, noncompetition and nonsolicitation provisions of the agreement. The supplemental payment is provided to obtain Mr. McCurdy’s future services and his agreement not to compete with the Company, as described below. Under the agreement, Mr. McCurdy may require Dana to pay the supplemental payment within 15 days following a change of control of Dana.

      Under the agreement, Mr. McCurdy agrees not to disclose any confidential information about Dana at any time without the Company’s consent and not to engage in competition with Dana and/or solicit Dana’s customers or employees at any time before August 31, 2002. If Mr. McCurdy breaches his agreement not to compete or solicit, he will be required to remit to the Company an amount equal to the supplemental payment described above.

      If Mr. McCurdy’s employment is terminated by Dana “without cause” or by Mr. McCurdy for “good reason,” any performance units previously granted to him under the Echlin Inc. Performance Unit Plan will vest on a pro rata basis and any options granted under the Company’s 1997 Stock Option Plan will become fully vested. In addition, in the event of any such termination of his employment prior to July 16, 2000, Mr. McCurdy will be entitled to receive a bonus for the year 2000 under Dana’s Additional Compensation Plan pursuant to the terms of the plan, based on the assumption that he was employed by Dana through July 16, 2000. Additionally, upon such termination of employment Mr. McCurdy will be entitled to participate in Dana’s or Echlin Inc.’s medical, dental and life insurance plans through July 16, 2000.

      In 1999 Mr. McCurdy received a grant of 11,000 shares of restricted stock that are scheduled to vest on August 31, 2000. If Mr. McCurdy’s employment terminates as a result of his death or disability, or if Dana terminates his employment without “cause,” these shares will vest on the date of his termination of employment.

      The employment agreement also provides that if any excise tax is imposed under Section 4999 of the Internal Revenue Code on any payment or distribution involving Dana’s acquisition of Echlin Inc., the Company will pay Mr. McCurdy a sum that will net him the amount that he would have received if the excise tax had not been imposed.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

To Dana’s Shareholders:

      We, the members of the Compensation Committee, are independent, non-employee directors who have no “interlocking” relationships as defined by the Securities and Exchange Commission.

      Our goal, as a Committee, is to develop executive compensation policies that are consistent with, and linked to, the Company’s strategic business objectives. Beyond that, our priority is to compensate Dana’s senior management team fairly and commensurate with their contributions to furthering the Company’s strategic direction and objectives.

      We establish, administer, and assess the effectiveness of the Company’s executive compensation programs in support of these compensation policies. We also review and approve all salary arrangements and other remuneration for the Company’s executive officers and evaluate their individual performance.

      In making our determinations, we consider competitive market data which is provided to the Company by an independent compensation consultant. This data is further reviewed by another independent compensation consultant whom we, the independent Board committee, retain separately. This data compares Dana’s compensation practices to those of a group of comparable companies. The comparison group, which we select in advance and which may change from time to time, currently consists of 24 companies which have national and international business operations and comparable (on average) sales volumes, market capitalizations, employment levels, and lines of business. The companies chosen for the comparison group are not necessarily those represented in the stock performance graph which follows this Report. We believe Dana’s competitors for executive talent are a broader group of companies and not limited only to the companies included in the groups established for comparing industry-specific shareholder returns.

      The key elements of Dana’s executive compensation program are base salary, annual incentives, and long-term compensation, as described below. In determining an executive officer’s compensation, we consider all elements of his compensation package, including severance plans, insurance, and other benefits.

Base Salaries

      We review and approve base salaries for each of Dana’s executive officers on an individual basis, taking into consideration the following factors on a subjective basis: the individual’s performance, contributions to the Company’s success, and tenure in the job; pay practices for comparable positions in the comparison group; and internal equities among positions. We believe that a substantial portion of cash compensation should be “at risk” subject to Company performance. We also establish base salary ranges for the Company’s executive officers after analyzing salary data for comparable jobs within the comparison companies. Individual pay placement within the salary range will vary. In cases of long tenure and exceptional individual performance, an individual’s base salary may exceed the median of the comparison group practice. Conversely, shorter tenure and developing performance may yield a base salary below the median. In 1999, the base salaries of the executive officers named in the Summary Compensation Table, as a group, were approximately at the median of the comparison group.

Annual Incentives

      Dana’s executive officers have an opportunity to earn annual bonuses under the Company’s Additional Compensation Plan, which is designed to satisfy the requirements of Section 162(m) of the Internal Revenue

Code (“Code”). Award opportunities under the Plan vary based on the individual’s position and base salary. We may adjust any individual’s bonus under the Plan upward by as much as 20% (other than a covered employee within the meaning of Section 162(m) of the Code), and may adjust any individual’s bonus downward by as much as 20%, based on consideration of such individual performance factors and other factors as we determine to be relevant on a subjective basis. Bonuses are paid based on the Company’s success in achieving performance objectives which we establish in advance. These objectives are set annually based on Dana’s short-term strategic direction and the current economic climate. The objectives may vary from year to year, and subject to the terms of the Plan, we may adjust them during the year if necessary, in our discretion, to preserve the incentive feature of the Plan if events occur that alter the basis on which the objectives were selected. The performance measures which are considered in setting the objective for any given year may include, for example, corporate profits after taxes, return on beginning shareholders’ equity, return on average assets, earnings per share, earnings before interest and taxes, and return on sales. Beginning in 2000, if the Amended and Restated Additional Compensation Plan is approved by stockholders (see Item 2, below), the performance measures will also include return on invested capital.

      In addition to establishing the annual performance measure in advance, we also establish the corporate performance levels and the percentages of the officers’ base salaries at the different performance levels, which will be used to calculate the amounts of the bonuses. The performance levels consist of a hurdle (the minimum level of corporate performance that must be achieved for bonuses to be paid), a goal (the corporate performance level at which bonuses at 100% of base salary will be paid), and performance in excess of the goal (up to a specified maximum) at which bonuses in excess of 100% of base salary will be paid. Corporate profits after taxes exclusive of certain non-recurring income and expenses specific to 1999 was the performance measure chosen for 1999. The level of after-tax profit achieved by Dana in 1999, as adjusted for non-recurring items, represented a 19.7% return on beginning shareholders’ equity (a measurement calculation utilizing corporate profits after taxes), a performance level that ranks Dana near the 90th percentile of the comparison group. As a result, annual bonuses for 1999 equal to 97% of base salary were earned under the Additional Compensation Plan by Messrs. Morcott, Magliochetti and Strobel based upon the performance payout formula established in advance by the Committee. For 1999, the Committee also determined that a portion of the bonus for executives in charge of a Strategic Business Unit (“SBU”) should be dependent on the performance of their SBU. Accordingly, the bonuses for Mr. McCurdy (President of the Company’s Automotive Aftermarket Group), Mr. Carroll (President of the Company’s Automotive Systems Group) and Mr. Shultz (President of Dana Credit Corporation) also reflect the actual profit earned by their SBU versus the forecasted profit for the SBU. In addition, in order to reward Mr. Morcott and Mr. Carroll for superior individual performance, the Committee chose to award them a supplemental bonus in addition to the bonus they earned under the Additional Compensation Plan. These supplemental bonus amounts, together with the bonuses awarded under the Additional Compensation Plan, are reflected in the Summary Compensation Table.

Long-Term Incentives

      Long-term incentives are provided to the executive officers under the Company’s 1997 Amended Stock Option Plan. In keeping with the Company’s commitment to provide a total compensation package which favors at-risk components of pay, long-term incentives comprise a substantial portion of each executive officer’s total compensation. We believe significant stock option grants encourage the executive officers to own and hold the Company’s stock and tie their long-term economic interests directly to those of the shareholders. In determining the option grant sizes, we consider the following factors, without weighting them: the executive officer’s relative position, years of service, current stock ownership level, past option grants, and current stock ownership objectives. The number of options granted to the executive officers in 1999 was intended to approximate the median (size-adjusted) total long-term incentive value delivered by Dana’s comparison group.

      From time to time, we also recommend grants of restricted stock to individual executive officers under the Company’s 1999 Restricted Stock Plan. Such grants may be used, for example, to recognize an individual’s promotion to (or within) the Company’s senior management group or exceptional contributions to the Company. Fifteen individuals (including two executive officers named in the Summary Compensation Table) received grants of restricted stock in 1999.

Stock Ownership Guidelines

      To encourage senior executives to own and hold Dana stock, the Company has maintained for many years stock ownership guidelines for those executives. The purpose of the guidelines is to encourage the executives to hold Dana stock, thereby tying their long-term economic interest directly to that of the shareholders. The Company’s stock ownership targets apply to approximately 90 executives who hold the position of division general manager and above. Executives are expected to attain their target ownership level within five years. Once their target ownership level is achieved, executives are encouraged to accumulate additional shares. Executives are asked to remain at or above their stock ownership target until retirement. The 22 most senior executive officers have ownership targets that range from 35,000 shares up to 180,000 shares for Mr. Morcott.

Chief Executive Officers’ Compensation

      Mr. Morcott stepped down as Chief Executive Officer on February 8, 1999 but will remain as Chairman through the April 5, 2000 Annual Meeting. During the period January 1, 1999 through February 7, 1999, he earned a base salary of $115,385, a bonus of 97% of this base salary under the Company’s Additional Compensation Plan, and in connection with his continuing role as Chairman of the Board, he was granted options for 150,000 shares of Company stock.

      Mr. Magliochetti became Chief Executive Officer of the Company on February 8, 1999. During 1999, Mr. Magliochetti earned a base salary of $683,333. This level of base salary reflected our original salary recommendation that was made in December, 1998 together with a subsequent adjustment in February, 1999 to recognize his promotion to Chief Executive Officer. The factors we considered in the course of our December, 1998 review included Mr. Magliochetti’s contribution to the Company’s strong 1998 sales and profit performance compared to the performance of other companies in the comparison group. We also considered Mr. Magliochetti’s base salary compared to the salary practices within the Company’s comparison group, and his total years of service with the Company. In addition, Mr. Magliochetti earned an annual bonus of $662,800 (97% of his base salary) under the Additional Compensation Plan, as discussed above.

      Mr. Magliochetti was granted options for 100,000 shares of Company stock in 1999. He received a larger stock option grant in 1999 than he did in 1998, again in recognition of his promotion to Chief Executive Officer. We determined the value of his option grant by taking into consideration the factors described above under “Long-Term Incentives”. Mr. Magliochetti’s option grant size was lower than the average long-term incentive value granted to other Chief Executive Officers in Dana’s comparison group.

Summary

      Dana believes that annual bonuses paid under the Company’s Additional Compensation Plan, as well as compensation realized upon the exercise of stock options granted under the Company’s 1997 Stock Option Plan, will satisfy the requirements of Code Section 162(m) and therefore will be fully tax deductible. Although the Company generally intends to comply with the requirements of Code Section 162(m), the Committee believes it is appropriate to maintain the flexibility to pay compensation that is not fully deductible (e.g., the portion of Mr. Morcott’s salary that exceeds $1,000,000) if it determines that such payments are in the Company’s best interests.

      The Compensation Committee will continue to evaluate Dana’s executive compensation programs on an ongoing basis to assure that the Company’s compensation philosophies and practices are consistent with the objective of enhancing shareholder value.

Submitted by,

Richard B. Priory, Chairman
A. Charles Baillie
Edmund M. Carpenter
Eric Clark
Glen H. Hiner

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

      The following graph shows the yearly change in cumulative total shareholder return on Dana Corporation Common Stock (assuming a $100 investment on December 31, 1994 and quarterly reinvestment of dividends during the period) compared to the cumulative total return on the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Auto Parts & Equipment Index for the past 5 fiscal years.

			S&P 500 Auto Parts &
	Dana Corporation	S&P 500	Equipment

12/31/94	100	100	100
12/31/95	129	137	124
12/31/96	148	169	139
12/31/97	221	225	173
12/31/98	195	289	167
12/31/99	147	350	129

(Returns shown are rounded to the nearest dollar.)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10% of Dana’s Common Stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. SEC regulations require the Company to be furnished with copies of these reports. As the result of an administrative error, Richard B. Priory, a director of the Company, was late in filing one Form 4 in 1999 to report a purchase of Common Stock of the Company, and Edward J. Shultz, an officer of the Company, was late in filing one Form 4 in 1999 to report a sale of Common Stock of the Company. In addition, as the result of an administrative error, Karl A. Nitsch, an officer of the Company during 1998, was late in filing a Form 5 to report a single purchase of Common Stock of the Company that was made in 1998, and Larry W. McCurdy, an officer of the Company, was late in filing a Form 5 to report sales of less than 90 shares in the aggregate of Common Stock of the Company that were made in 1998.

ITEM 2 — PROPOSAL TO APPROVE THE AMENDED AND RESTATED DANA

CORPORATION ADDITIONAL COMPENSATION PLAN

      The Board of Directors has believed for many years that short-term incentive compensation is an important element of compensation that serves to attract and retain the best possible management talent and to motivate these employees to achieve business and financial goals which create value for the Company and its stockholders. For this reason, the Company originally adopted the Dana Corporation Additional Compensation Plan (the “Plan”) in 1954, and has amended the Plan from time to time. The Plan, as proposed for reapproval, continues to provide for the payment of annual incentive awards. Payment of awards under the Plan is entirely contingent on the Company’s achieving certain performance goals established by the Compensation Committee of the Board of Directors (the “Committee”). Section 162(m) of the Internal Revenue Code (the “Code”) requires that stockholder approval of the Plan be obtained every five years in order that amounts paid under the Plan will be tax deductible. The Plan was last approved by stockholders in April 1995, and it is being resubmitted for stockholder approval at the 2000 Annual Meeting with minor revisions.

      The Board believes that it is in the Company’s best interest to continue to keep the Plan in compliance with the performance-based compensation requirements of Section 162(m) of the Code. Accordingly, the Board recommends approval of the Plan, as described below and set forth in Exhibit A to this Proxy Statement.

Principal Features of the Plan

      The following summary of the principal features of the Plan is qualified in its entirety by reference to Exhibit A to this Proxy Statement.

      Administration of the Plan. The Committee is responsible for administration of the Plan. Members of the Committee are neither officers nor employees of the Company, and they are also “outside directors” within the meaning of Section 162(m) of the Code.

      Effective Date. The Plan, as amended and restated, will become effective January 1, 2000, if approved by stockholders.

      Shares Authorized Under Plan. There are 404,733 shares of common stock of the Company currently available for issuance under the Plan. These include 350,000 shares which the shareholders approved in 1997 for allocation to the Plan from a pool of shares authorized for issuance under the Company’s 1997 Stock Option Plan and 54,733 shares remaining from those previously authorized by shareholders for issuance under the Plan. The number of shares authorized for issuance is subject to adjustment to reflect stock dividends, stock splits and similar events.

      Eligibility to Participate in the Plan. Key employees of the Company and its subsidiaries and affiliates who have been designated by the Committee are entitled to receive additional compensation under the terms of the Plan. The Committee decides, in its sole discretion, which key employees shall participate in future awards, as well as the amount to be awarded to each participant (subject to the maximum referred to below), and the time and conditions subject to which any awards may become payable. An employee selected for participation in the Plan may be placed into the short-term plan, or the special situation category. At December 31, 1999, 72 employees of the Company and its subsidiaries and affiliates were participating in the Plan.

      Determination of Amount and Form of Award. Payment of awards is contingent on the Company’s achieving certain performance goals established by the Committee. Awards are made on the basis of the Company’s annual performance. Award opportunities vary based on the individual’s position and base salary. The Committee can consider any one, or a combination of, several performance measures in setting the performance objectives for a given year. For those executives who are likely to be subject to §162(m) for the particular year, the performance measures will be based on one or more of net income, return on beginning shareholders’ equity, return on average assets, earnings per share, EBIT, return on sales, or return on invested capital, each as defined in the Plan. Return on invested capital is a new performance measure that has not previously been included in the Plan. In the case of Strategic Business Unit presidents, product parents and general managers of the Company, a portion of those managers’ bonus awards may be based on the performance of their respective operations (or products). To the extent not inconsistent with Section 162(m) of the Code, the Committee, in establishing any performance goal or in determining the extent to which any performance goal has been achieved, may make such adjustments to any such goals or to the financial performance measures shown on or taken into account in the Company’s financial reports, as the Committee determines to be appropriate to reflect a true measurement of the profitability of the Company or to otherwise satisfy the objectives of the Plan. The calculation of award payments is made using actual performance versus performance objectives for the period as determined by a formula established by the Committee. Performance objectives and the award formula are “preestablished” as prescribed by Section 162(m) of the Code. An employee’s short-term award is subject to upward or downward adjustment, to a maximum of 20% of the award, at the Committee’s discretion, based solely on individual performance. The Committee also has the authority to make special situation awards in recognition of an employee’s special or unusual circumstances. However, no upward adjustments or special situation awards can be made with respect to any “covered employee” within the meaning of Section 162(m)(3) of the Code. In addition, no “covered employee” may receive an award in any year which would exceed $3.0 million.

      Payments and Deferrals. The Company reports the overall performance results for each year to the Committee. The Committee certifies in writing the extent to which the performance goals have been satisfied and then approves any awards of additional compensation that are to be paid under the Plan. The Committee can choose to pay an award to key employees (i) on a current basis, in the form of cash, (ii) by means of credits (for future payment) either to a Stock Account (in the form of “Units”), or to an Interest Equivalent Account with interest accrued quarterly at a rate tied to the rate for prime commercial loans (provided, however, that if a Participant has not met his stock ownership target, no more than 50% of the amount of his deferred award can be credited to the Interest Equivalent Account), or (iii) in some combination thereof. Any credits to a participant’s Stock Account are converted into Units of an equivalent value, based upon the average trading price of shares of the Company’s Common Stock during the preceding month of November.

      Units are credited with cash dividends paid on shares of the Company’s Common Stock equal in number to the number of Units in the Stock Account; these amounts are converted into additional Units based upon the average trading price of shares of the Company’s Common Stock during the month prior to the month in which the conversion is made. Units contain anti-dilution protection designed to cover, among other things, stock splits and stock dividends. In the event of a change in control (as defined in the Plan), each participant who has deferred awards would receive a lump sum payment equal to any amounts credited to his Accounts (valued as provided in the Plan).

      Distributions and Unit Conversions. Upon retirement, termination of employment or death, each participant (or his estate, as the case may be) having Units or Interest Equivalent amounts in his Accounts will receive the value of such Accounts, in cash or in stock, or in a combination of cash and stock, and in annual installments or in a lump sum. In addition, each Participant may, during the five-year period following his retirement or termination of service, elect to convert all or any percentage of the Units credited to his Stock Account into an equivalent dollar balance in the Interest Equivalent Account. For valuation purposes, each Unit so converted holds an assumed value equal to the average of the last reported daily sales prices for shares of the Company’s Common Stock on the New York Stock Exchange-Composite Transactions Index on each trading day during the last full calendar month preceding the effective date of conversion, and the Units credited to such Stock Account are reduced by the number of Units so converted. How Account amounts will be distributed, and the number of installments that will be made, are solely in the discretion of the Committee.

      Termination or Amendment. The Board of Directors of the Company may, at any time, modify, amend (including amendments which may have the effect of increasing the cost of the Plan to the Company), suspend or terminate the Plan, provided, that no such action shall, without the participant’s consent, adversely affect awards previously made. In addition, no amendment that requires the approval of the stockholders of the Company in order for the Plan to comply with Section 162(m) of the Code shall be effective unless approved by a requisite vote of the stockholders.

New Plan Benefits

      Since the Plan is based on Company performance in 2000, the benefits receivable by Plan participants in 2000 are not determinable. Benefits received for 1999 by the officers named in the Summary Compensation Table are set forth in the “Bonus” column of that Table. Aggregate 1999 bonuses for all executive officers as a group (17 persons) were approximately $6.5 million. Aggregate 1999 bonuses for all 63 U.S.-based Plan participants totaled approximately $12 million.

Approval and Adoption of the Plan

      The Board recommends a vote FOR approval and adoption of the amended and restated Dana Corporation Additional Compensation Plan. Approval of this Item 2 requires the affirmative vote of the holders of a majority of the votes cast. Abstentions and Broker Shares that are not voted FOR this Item 2 will not be counted as votes “cast” for purposes of determining whether this Item 2 is approved.

      If stockholders do not approve the amended and restated Dana Corporation Additional Compensation Plan, the Committee will consider other appropriate ways in which to provide incentive compensation to the Company’s executives.

ITEM 3 — RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

      The Board of Directors, upon the recommendation of its Audit Committee, has selected the firm of PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2000, and recommends ratification of such selection by the stockholders. PricewaterhouseCoopers LLP has been Dana’s independent public accountant since 1916. The Board of Directors considers PricewaterhouseCoopers LLP to be well qualified to serve as the independent accountants for the Company. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Annual Meeting.

      The Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2000. Approval of this Item 3 requires that the votes cast in favor of the matter exceed the votes cast opposing the matter. Abstentions and Broker Shares that are not voted on the matter will not be included in determining the number of votes “cast” for purposes of determining whether this Item 3 is approved.

ITEM 4 — STOCKHOLDER PROPOSAL

      Certain stockholders, including Catholic Healthcare West, which owns 100 shares of the Company’s Common Stock, have advised the Company that they intend to present the following proposal at the 2000 Annual Meeting of Stockholders:

“ENDORSEMENT OF THE CERES PRINCIPLES

FOR PUBLIC ENVIRONMENTAL ACCOUNTABILITY

      WHEREAS:

      Leaders of industry in the United States now acknowledge their obligation to pursue superior environmental performance and to disclose information about that performance to their investors and other stakeholders.

      The integrity, utility, and comparability of environmental disclosure depends on using a common format, credible metrics, and a set of generally accepted standards. This will enable investors to assess environmental progress within and across industries.

      The Coalition for Environmentally Responsible Economies (CERES) — a ten year old partnership between large investors, environmental groups, and corporations — has established what we believe is the most thorough and well-respected environmental disclosure form in the United States. CERES has also taken the lead internationally, convening major organizations together with the United Nations Environment Programme in the Global Reporting Initiative, which has produced guidelines for standardizing environmental disclosure worldwide.

      Companies which endorse the CERES Principles engage with stakeholders in transparent environmental management and agree to a single set of consistent standards for environmental reporting. That standard is set by the endorsing companies together with CERES.

      The CERES Principles and the CERES Report have already been adopted by leading firms in various industries: Arizona Public Service, Bank America, BankBoston, Baxter International, Bethlehem Steel, Coca-Cola, General Motors, Interface, ITT Industries, Northeast Utilities, Pennsylvania Power and Light, Polaroid, and Sun Company.

      We believe endorsing the CERES Principles commits a company to the prudent oversight of its financial and physical resources through: 1) protection of the biosphere; 2) sustainable use of natural resources; 3) waste reduction; 4) energy conservation; 5) risk reduction; 6) safe products/services; 7) environmental restoration; 8) informing the public; 9) management commitment; 10) audits and reports. (The full text of the CERES Principles and accompanying CERES Report forms are obtainable from CERES, 11 Arlington Street, Boston, Massachusetts 02116, (617)247-0700/www.ceres.org).

      RESOLVED: Shareholders request that the company endorse the CERES Principles as a reasonable and beneficial component of their corporate commitment to be publicly accountable for environmental performance.”

      The following constitutes the supporting statement of the stockholders intending to present the foregoing proposal:

      “Recent studies show that the integration of environmental commitment into business operations provides competitive advantage and improves long-term financial performance for companies. In addition, the depth of a firm’s environmental commitment and the quality with which it manages its environmental performance provide us with indicators of prudent foresight exercised by management.

      Given investors’ needs for credible information about a firm’s environmental performance, and given the number of companies that have already endorsed the CERES Principles and adopted its report format, it is a reasonable, widely accepted step for a company to endorse those Principles if it wishes to demonstrate its seriousness about superior environmental performance.

      Your vote FOR this resolution serves the best interests of our Company and its shareholders.”

BOARD OF DIRECTORS RESPONSE TO THE SHAREHOLDER PROPOSAL

      The Company has formally recognized the importance of environmental concerns in its policy statement in which it pledges to working towards the elimination or reduction of hazards to safety, health and the environment. In addition, in the Company’s Standards of Business Conduct (“SBC”), the Company mandates that all operations strictly comply with all environmental laws or regulations. In the SBC, the Company also encourages operations to reduce waste, pollution and energy consumption.

      Pursuant to these policies, the Company conducts periodic audits of its operating units to assess their environmental compliance efforts and has a mandatory implementation program to correct any deviations. The Company believes that such audits are an effective way to identify and correct potential environmental problems.

      The Company is already subject to extensive environmental regulation and disclosure requirements in the jurisdictions in which it conducts its businesses.

      Since many of the topics covered by the stockholder proposal are already included in extensive reports that the Company is required to prepare under Federal and state law, the proposal would simply burden the Company with additional reporting obligations and associated costs in connection with a mandatory annual CERES Report. The Company also believes that endorsing the CERES Principles may impose unnecessary costs on the Company by obligating it to pay an annual fee to CERES of up to $25,000. The Company also notes that substantially the same shareholder proposal was submitted last year by Catholic Healthcare West, and that it failed to receive stockholder approval at last year’s Annual Meeting.

      The Board of Directors recommends a vote AGAINST the stockholder proposal. Proxies solicited by the Board of Directors will be voted AGAINST the proposal unless stockholders otherwise specify to the contrary on their proxy. Approval of this Item 4 requires that the votes cast in favor of the matter exceed the votes cast opposing the matter. Abstentions and Broker Shares that are not voted on the matter will not be included in determining the number of votes “cast” for purposes of determining whether this Item 4 is approved.

TRANSACTIONS WITH MANAGEMENT

      Two individuals who were executive officers for part of 1999, Messrs. Lasky and Shelbourn, have received interest-free loans from the Company in the amounts of $173,000 and $95,000, respectively. The loans were made in order to assist the individuals in purchasing homes following their relocation from other Company assignments.

OTHER INFORMATION

Expenses of Proxy Solicitation

      Dana will pay the cost of soliciting proxies for the Annual Meeting. The Company’s directors, officers and employees may solicit proxies by telephone, facsimile, telegram or personal interview. Dana has also engaged D. F. King & Co., Inc., a professional proxy solicitation firm, to provide customary solicitation services for a fee of $11,000, plus expenses. Upon request, Dana will pay the reasonable expenses of brokers, dealers, banks, voting trustees, and their nominees who are holders of record of Common Stock on the record date, for completing the mailing of the Annual Report, this Notice of Meeting and Proxy Statement, and the enclosed proxy to the beneficial owners of such shares.

Voting of Proxies

      All shares of Common Stock represented by properly executed and delivered proxies will be voted in accordance with the directions of the stockholders giving the proxies. If no directions are given, such proxies will be voted FOR the election of the director-nominees named in this Proxy Statement, FOR the amended Additional Compensation Plan, FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s accountants, and AGAINST the stockholders’ proposal on the CERES Principles. If any named director-nominee becomes unavailable for election for any presently unforeseen reason, the proxies will be voted for any substitute nominee who is recommended by the Board.

      The Company has been informed by a stockholder that the stockholder intends to present a proposal to require that the Board establish a special committee (consisting of two directors and the stockholder) to evaluate the allocation of corporate resources among the manufacturing facilities used to manufacture light and heavy truck and automobile frames and report to the Board. If this proposal is properly brought before the Annual Meeting by the stockholder, the proxy holders intend to use their discretionary authority to vote against the proposal. As of the date of this Proxy Statement, the Board does not know of any other matter besides this shareholder proposal and the other proposals set out in this Proxy Statement that will come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the proxy will vote the shares represented in accordance with their best judgment on such matter.

Stockholder Proposals

      Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2001 Annual Meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if they are received by the Secretary of the Company on or before November 4, 2000. In connection with the 2001 Annual Meeting, in order for proposals of shareholders made outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary not later than January 5, 2001. Proposals and notices of intention to present proposals at the 2001 Annual Meeting should be addressed to Martin J. Strobel, Secretary, Dana Corporation, P.O. Box 1000, Toledo, Ohio 43697.

By Order of the Board of Directors,

Martin J. Strobel
Secretary

March 3, 2000

      Please vote, either by phone or by signing and returning the enclosed proxy today, to save Dana the expense of additional solicitation.

Exhibit A

1/1/00

DANA CORPORATION

ADDITIONAL COMPENSATION PLAN

1.  Administration of the Plan

      This Plan of additional compensation is designed to increase the earnings of Dana Corporation by providing additional incentive for selected employees in managerial or other key positions, who, individually or as members of a group, contribute in a substantial degree to the success of the Corporation, and who are in a position to have a direct and significant impact on the growth and success of the Corporation. The Committee shall have the power to interpret the Plan and to decide any and all matters arising hereunder, including but not limited to the right to remedy possible ambiguities, inconsistencies or omissions by general rule or particular decision. In addition, any interpretations and decisions made by the Committee shall be final, conclusive and binding upon persons who have or who claim to have any interest in or under the Plan. The Committee shall have the exclusive power to select the employees to be granted awards under this Plan, to determine the amount of any such award granted to each employee selected, and to determine the time, or times, and conditions subject to which any awards may become payable, including prorated awards for service which commences subsequent to or terminates prior to the end of any one-year performance period. The Committee from time to time may adopt, amend, modify, suspend or terminate rules, regulations, policies and practices in connection with its administration of the Plan.

2.  Definitions

      The following words and phrases shall have the meanings set forth below:

A.	“Accounts” shall mean a participant’s Stock Account and his Interest Equivalent Account.

B.	“Change in Control of the Corporation” shall mean the occurrence of the event set forth in any one of the following paragraphs:

(i)	any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (1) of paragraph (iii) below; or

(ii)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on December 8, 1997, constitute the Board of Directors of the Corporation (“Board”) and any new director whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on December 8, 1997 or whose appointment, election or nomination for election was previously so approved or recommended. For purposes of the preceding sentence, any director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Corporation, shall not be counted; or

(iii)	there is consummated a merger of the Corporation or any direct or indirect Subsidiary of the Corporation with any other corporation, or a statutory share exchange of the Corporation’s voting securities, other than (1) a merger or statutory share exchange which would result in the voting securities of the Corporation outstanding immediately prior to such merger continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (2) a merger or statutory share exchange effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the Corporation’s then outstanding securities; or

(iv)	the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

For purposes of this “Change in Control of the Corporation” definition, the following terms shall have the following meanings:

“Affiliate” shall mean a corporation or other entity which is not a Subsidiary and which directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. For the purpose of this definition, the terms “control”, “controls” and “controlled” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise.

“Beneficial Owner” or “Beneficially Owned” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

“Subsidiary” shall mean a corporation or other entity, of which 50% or more of the voting securities or other equity interests is owned directly, or indirectly through one or more intermediaries, by the Corporation.

C.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

D.	“Committee” shall mean the Compensation Committee (or a subcommittee thereof) of the Corporation’s Board of Directors, all of whose members shall be “outside directors” within the contemplation of Section 162(m)(4)(C)(i) of the Code.

E.	“Corporation” shall mean Dana Corporation.

F.	“Covered Salary” shall mean the base salary paid to a participant during the fiscal year immediately preceding the year in which an award is made. Covered Salary shall not include any commissions, bonuses, incentive pay, or any similar special or supplemental compensation.

G.	“Plan” shall mean the Dana Corporation Additional Compensation Plan, as amended from time to time.

H.	“Year” shall mean the fiscal year of the Corporation.

3.  Participation

      The Committee shall, on or before December 31 in each Year, approve a list of key employees of the Corporation, its subsidiaries and its affiliates, who may participate in the additional compensation provided under the Plan for the following Year. This list shall be known as the Corporate Award List and each person named on the list shall be notified that he or she may be a participant in the Plan for the following Year. The Committee shall place each participant on the Corporate Award List into either the Short-Term Awards plan (Corporate Group), which includes A and B Group participants, or the Short-Term Awards plan (General Managers Group), or into the Special Situation category. This designation will be made at the Committee’s sole discretion, based on its determination of which individuals are in the best position to fulfill the growth and profitability objectives of the Corporation. Individuals selected will be notified of their eligibility and their plan or Special Situation designation.

4.  Short-Term and Special Situation Awards

      The amounts of awards to eligible participants will be determined by the Committee acting in its sole discretion. The Committee shall have the discretion to make two types of awards to eligible participants under the Plan:

           A.  Short-Term Awards.

Short-Term Awards will be based on the achievement by the Corporation of short-term business performance objectives established by the Committee for this purpose with respect to a particular Year. The Committee shall have the discretion to establish different performance objectives and award levels for the Corporate Group, the A and B Groups within the Corporate Group, and for the General Managers Group.

The Committee shall also have the discretion to provide that a portion of the Short-Term Award payable to a member of the General Managers Group be based upon business performance measures that are mutually established by the general manager and his or her supervisor.

           B.  Special Situation Awards.

The Committee shall also have the authority to make Special Situation Awards of additional compensation, in recognition of special or unusual circumstances. Special Situation Awards shall be granted to such persons, in such amounts, and based on such business performance criteria as the Committee, in its sole discretion, may determine.

      Each applicable business performance measure shall be related to such items as Net Income, Earnings Per Share, Return on Average Assets, Return on Beginning Shareholders’ Equity, Return on Sales, Return on Invested Capital, Earnings Before Interest and Taxes, or such other measure related to the Corporation’s performance as the Committee shall determine. Each of these business performance measures can be applied on the basis of the overall Corporation, or on the basis of one or more business units, as the Committee may determine. The Committee shall establish for each such award, a performance target at which a designated award would be earned, and a range within which greater and lesser percentages (including a maximum and minimum percentage, which need not be the same for the Short-Term and Special Situation Awards or for the Corporate and General Managers groups) would be earned. The Committee shall also have the discretion to use more than one performance measure in a particular Year or to base short-term incentive payments on the growth in any particular performance measure. The performance objectives for the respective Short-Term and Special Situation Awards under the Plan shall be contained in the minutes of the Committee.

      For purposes of establishing the business performance goals under the Plan, the following terms, which refer to the financial reports of the Corporation that include Dana Credit Corporation on an equity basis, shall be defined as follows:

“Assets” shall mean the total assets of the Corporation.

“Average Assets” shall mean the aggregate sum of the Corporation’s Assets (as defined above) as of the end of the prior Year and as of the end of each quarter of the current Year, divided by five.

“Average Invested Capital” shall mean the aggregate sum of the Corporation’s Invested Capital (as defined below) as of the end of the prior Year and as of the end of each quarter of the current Year, divided by five.

“Beginning Shareholders’ Equity” shall mean the shareholders’ equity of the Corporation as reported to shareholders at the end of the prior Year.

“Earnings Per Share” or “EPS” shall mean the Net Income for the Year divided by the average number of shares of common stock outstanding (calculated on a monthly fully diluted basis) for such Year. Adjustments shall be made to the average number of shares outstanding to compensate for any stock dividends, splits, consolidations, or similar events.

“Earnings Before Interest and Taxes” or “EBIT” shall mean the sum of: (i) Net Income, (ii) minority interest in the net income of consolidated subsidiaries, (iii) estimated taxes on income, and (iv) interest expense.

“Invested Capital” shall mean the aggregate sum of the Corporation’s notes payable, long-term debt, and shareholders’ equity.

“Net Income” shall mean the annual profits, after taxes, of the Corporation.

“Return on Average Assets” or “ROAA” shall mean the percent return determined by dividing Net Income for the Year by Average Assets.

“Return on Beginning Shareholders’ Equity” shall mean the percent return determined by dividing Net Income by Beginning Shareholders’ Equity.

“Return on Invested Capital” shall mean the percent return determined by dividing the sum of (i) Net Income, plus (ii) the Corporation’s interest expense, on an after-tax basis (using the effective annual tax rate) for the Year, by the Corporation’s Average Invested Capital.

“Return on Sales” or “ROS” shall mean the percent return determined by dividing Net Income for the Year by the net sales of the Corporation for such Year.

      To the extent not inconsistent with the regulations or announcements promulgated by the Internal Revenue Service with respect to Section 162(m) of the Code, the Committee shall have the absolute discretion, which it may exercise either in establishing any business performance goal or in determining the extent to which any business performance goal has been achieved, to make such adjustments to any such goals or to any of the financial terms referred to above (including, but not limited to, the exclusion of such items (e.g, acquisitions and divestitures) shown on or taken into account in the Corporation’s financial reports) as the Committee determines to be appropriate to reflect a true measurement of the profitability of the Corporation or to otherwise satisfy the objectives of this Plan.

      The Committee shall have the sole discretion to increase or decrease an individual participant’s Short-Term or Special Situation Award by a maximum of 20% of the award, in its consideration of individual performance. Short-Term and Special Situation Awards shall be payable on or before the 28th day of February following the end of the performance Year.

      Notwithstanding anything to the contrary contained in this Section 4, (i) the performance goals in respect of an award granted pursuant to this Section 4 to any person on the Corporate Awards List, who the Committee believes is likely to be a “covered employee” within the meaning of Section 162(m)(3) of the

Code for the particular Year (“Covered Employee”), shall be based on the attainment of a specified level of or growth in Net Income, Earnings Per Share, Return on Average Assets, Return on Beginning Shareholders’ Equity, Return on Sales, Return on Invested Capital, or Earnings Before Interest and Taxes during a specified performance period, (ii) in no event shall payment in respect of an award be made to a Covered Employee in an amount that exceeds $3,000,000, (iii) no award shall be paid to a Covered Employee prior to the certification in writing by the Committee to the Board that the performance goals established with respect to the award and any other material terms of the award have been satisfied, and (iv) no discretionary upward adjustment or Special Situation Award shall be made with respect to a Covered Employee.

5.  Establishment of Deferred Compensation Accounts

      On or before December 31 of the Year on behalf of which awards are to be made, the Committee may determine to defer payment of any or all amounts awarded to a person named on the Corporate Award List. Each such person for whom the Committee determines that all or a portion of his award should be deferred may elect to have such award credited to (i) a Stock Account (as described in Section 5A hereof), (ii) an Interest Equivalent Account (as described in Section 5B hereof), or (iii) some combination thereof, in accordance with procedures established by the Committee.

     A.  Stock Account

The Corporation shall establish a Stock Account on its books for each person who elects to convert all or a portion of his deferred award into Units equal to shares of the Corporation’s common stock, and shall credit to such Account a number of Units equal to the maximum number of whole shares of the Corporation’s common stock which could have been purchased with the amount of the award so deferred, assuming a purchase price per share equal to the average of the last reported daily sales prices for shares of such common stock on the New York Stock Exchange-Composite Transactions on each trading day during the preceding month of November. Any portion of such deferred award which is not credited to the Stock Account of any participant as whole Units shall be accrued as a dollar balance in such Account. Any accrued dollar balance in a participant’s Stock Account shall be converted four times each Year, effective March 15, June 15, September 15 and December 15, into a number of Units equal to the maximum number of whole shares of the Corporation’s common stock which could be purchased with such accumulated balance, and the dollar amount then credited to such Account shall be appropriately reduced. For purposes of the preceding sentence, shares of the Corporation’s common stock will have a value equal to the average of the last reported daily sales prices for shares of such common stock on the New York Stock Exchange-Composite Transactions on each trading day during the calendar month preceding the month in which the conversion is made.

When cash dividends are declared and paid on the Corporation’s common stock, the Stock Account of each participant shall be credited as of the dividend payment date with an amount equal to the cash which would have been paid if each Unit in such Account, as of the dividend record date, had been one share of the Corporation’s outstanding common stock.

If the Corporation increases or decreases the number of shares of its outstanding common stock as a result of a stock dividend, stock split or stock combination, or if, as a result of any other event or transaction, the Committee determines that it is equitable to do so, a corresponding proportionate adjustment shall be made in the number of Units then credited to each participant’s Stock Account.

In the event of a distribution of the Corporation’s common stock payable in securities (of the Corporation or of any other issuer) or in property other than securities (which may consist partly of cash), or a reclassification of or recapitalization affecting the Corporation’s common stock, then, on the effective date of such distribution, reclassification or recapitalization, the Units then credited to the Stock Account of each participant shall be changed into a number of Units equal to the number of whole shares of the Corporation’s common stock, if any, which would have resulted from such distribution, reclassification or recapitalization, and the dollar amount then credited to such Stock Account shall be increased by the value, if any, computed as provided below, of any securities and/or other property and/or cash which would have been distributed or paid, as if each Unit in such Account, as of such effective date or any applicable record date relating thereto, had been one share of the Corporation’s common stock. The value of the securities and/or other property, for purposes of the foregoing, shall be determined as of the effective date of such distribution, reclassification or recapitalization on the basis of the reported sale prices or bid and asked prices of any such securities for which a trading market (on a current or when-issued or when-distributed basis) exists, or on any other basis reasonably adopted by the Committee with respect to any other such securities and/or property, in each case as determined in good faith by the Committee.

No person shall, by virtue of his participation in this Plan, have or acquire any interest whatsoever in any property or assets of the Corporation or in any share of the Corporation’s common stock, or have or acquire any rights whatsoever as a stockholder of the Corporation.

Each Participant may convert, in any percentage increment or dollar amount, any or all of the Units credited to his Stock Account into an equivalent dollar balance in the Interest Equivalent Account. These election(s) can be made at any time within five years following the participant’s retirement or termination of service, and shall be effective on the day the election is received by the Corporation. Any election made under this paragraph shall be given in writing to the Chief Financial Officer of the Corporation. For valuation purposes, each Unit so converted shall have an assumed value equal to the average of the last reported daily sales prices for shares of the Corporation’s common stock on the New York Stock Exchange-Composite Transactions on each trading day during the last full calendar month preceding the effective date of conversion, and the Units credited to such Stock Account shall be reduced by the number of Units so converted.

In the event a participant dies prior to the latest date on which he could have made an election to convert Units into Interest Equivalent amounts, as provided above, without having made such an election, his spouse (or in the event the spouse has predeceased him, his estate), shall be permitted to make one election within the same period during which the election would have been available to the participant had he lived. Units which the spouse or estate elect to convert shall be valued according to the formula described in this Section 5A.

     B.  Interest Equivalent Account

The Corporation shall establish an Interest Equivalent Account on its books for each person who elects to convert all or a portion of his deferred award (or his Units pursuant to Section 5A hereof) into Interest Equivalent amounts. Notwithstanding anything else in this Section 5B to the contrary, a participant may elect to credit up to 100% of the amount of any deferred award to his Interest Equivalent Account, provided that the participant has met or exceeded his stock ownership target as established by the Committee. If the participant has not met his stock ownership target, the participant may only elect to credit up to 50% of the amount of his deferred award to an Interest Equivalent Account. Any accrued dollar balance in such Account shall be credited four times each Year, effective March 31, June 30, September 30 and December 31, with amounts equivalent to interest. Amounts credited to a participant’s Interest Equivalent Account, including amounts equivalent to interest, shall continue to accrue amounts equivalent to interest until distributed in accordance with Section 6.

The rate of interest credited to funds allocated to a participant’s Interest Equivalent Account during any given Year shall be the quoted and published interest rate for prime commercial loans by Chemical Bank, or its successor, on the last business day of the immediately preceding Year.

     C.  Cash Payment

That portion, if any, of the amounts so awarded to such person which the Committee has determined not to defer under paragraphs A or B, above, shall be paid to the respective recipients thereof in cash on or before February 28 following the end of the Year on behalf of which awards are made.

      In the event of any merger, consolidation, Change in Control of the Corporation, sale of substantially all of the assets of the Corporation or other similar transaction, the sole adjustments to the Accounts of each participant shall be those prescribed by the underlying agreement pursuant to which such transaction is effected; provided, however, that no such adjustments shall, at the time the adjustments are made, reduce the value of the Accounts of any participant below their value immediately prior to such adjustments. For purposes of this paragraph, and in the event of a Change in Control of the Corporation where there is no underlying agreement, the value of each participant’s Stock Account shall be deemed to be equal to the dollar amount then credited to that Account, plus the value of the Units therein, and the value of his Interest Equivalent Account shall be deemed to be equal to the dollar amount then credited to that Account. For purposes of the foregoing, the value of the Units credited to a participant’s Stock Account shall be deemed to be the higher of (a) the average of the reported closing prices of the Corporation’s common stock, as reported on the New York Stock Exchange -Composite Transactions, for the last trading day prior to the effective date of such merger, consolidation, Change in Control of the Corporation, sale, or other similar transaction, and for the last trading day of each of the two preceding thirty-day periods, and (b) an amount equal to the highest per share consideration paid for the common stock of the Corporation acquired in the transaction constituting the Change in Control of the Corporation. Anything in this Section 5 or elsewhere in this Plan to the contrary notwithstanding, in the event of a Change in Control of the Corporation there shall promptly be paid to each participant, who had deferred awards under the Plan, a lump sum cash amount equal to the full balance then standing to his credit in his Stock Account and in his Interest Equivalent Account. For purposes of the prior sentence, the value of each participant’s Stock Account and Interest Equivalent Account shall be determined in the manner set forth above in this paragraph.

      No interest in any Stock Account or Interest Equivalent Account shall be transferable or assignable by any participant, and any purported transfer or assignment of any such interest, and any purported lien on or pledge of any such interest, made or created by any participant, shall be void and of no force or effect as against the Corporation. Any payment due under this Plan shall not in any manner be subject to the debts or liabilities of any participant or beneficiary.

      Upon a participant’s death, termination of employment, or retirement, amounts held in his Accounts will be distributed in accordance with Section 6.

6.  Distributions to Participants

      Prior to the first distribution to a retired or terminated participant under the Plan for whom the Committee has approved deferment as provided in Section 5, the Committee shall establish a distribution schedule specifying (i) that distributions be made to the participant out of his Accounts in a specified number of annual installments (not exceeding 15), with the first distribution to be made at the sole discretion of the Committee, either (a) in the month following retirement, termination of employment, or the effective date of any post-retirement election to convert Units pursuant to Section 5A, or (b) in January of the first, second or third year following retirement or termination of employment (all subsequent distributions shall be made in January), and (ii) the proportion which each such installment shall bear to the dollar amount or Units credited to his Accounts at the time of distribution of such installment, subject to adjustment to the next higher whole Unit in the case of distributions from the Stock Account. Short-Term and Special Situation Awards which are made to participants after their retirement or termination of employment may be paid in cash, or deferred, and in the event the Committee decides to defer any portion of the award, it shall have the right to adjust the distribution schedule previously established under this Section in order to account for any amount so deferred.

      In the event of the death of a participant either before or after retirement or termination of employment, the amount then credited to his Accounts shall be paid in cash in such manner as the Committee may determine regardless of the manner in which such payments would have been made to the participant had he lived.

      Each distribution in respect of a participant’s Accounts shall be made, in whole or in part, at the election of the participant, in shares of the Corporation’s common stock, in cash, or in both common stock and cash. Subject to the last sentence of this paragraph, to the extent that payment is to be made in common stock of the Corporation, the number of shares of such stock to be distributed shall equal the maximum number of whole shares of the Corporation’s common stock which could have been purchased with the Interest Equivalent Account amount being distributed, assuming a purchase price per share of common stock equal to the average of the last reported daily sales prices for shares of such stock on the New York Stock Exchange-Composite Transactions on each trading day during the calendar month preceding the month of making such payment. Any distribution in respect of Units from a participant’s Stock Account shall be made on the basis of one share of the Corporation’s common stock for each Unit being distributed. Any dollar balance in a participant’s Stock Account at the time of each distribution shall be carried forward until the final distribution. No more than 404,733 shares of common stock of the Corporation may be issued in respect of participants’ Accounts, which number shall be adjusted by the Committee to reflect increases or decreases in the number of shares of the Corporation’s outstanding common stock as a result of a stock dividend, stock split or stock combination or in such other circumstances as the Committee determines such an adjustment to be necessary or appropriate.

      If any distribution in respect of a participant’s Accounts is to be made in cash, the value of each Unit being distributed from his Stock Account shall be assumed, for purposes of such distribution, to be equal to the average of the last reported daily sales prices for shares of the Corporation’s common stock on the New York Stock Exchange-Composite Transactions on each trading day during the calendar month preceding the month of making such payment. A cash distribution may also be made from a participant’s Interest Equivalent Account, in which case a corresponding reduction in the balance of that Account will be made.

      If any distribution is made in shares of the Corporation’s common stock, the Corporation shall take all necessary action to comply with or secure an exemption from the registration requirements of the Securities Act of 1933, and the listing requirements of the New York Stock Exchange and any other securities exchange on which the Corporation’s common stock may then be listed; provided that the Corporation may (i) delay the making of any such distribution in shares of its common stock for such period as it may deem necessary or advisable to effect compliance with the requirements above referred to, and (ii) require, as a condition precedent to the delivery of the certificate(s) representing such shares, that any recipient thereof execute and deliver such representations, agreements and/or covenants in favor of the Corporation with respect to the holding and/or disposition of such shares, and such consent to the mechanics for enforcement of such representations, agreements and/or covenants, as the Committee may deem necessary or advisable in order to comply with or obtain exemption from any of the requirements above referred to.

      All distributions under the Plan shall be made to the participant, except that in the event of the death of a participant, distributions shall be made to such person or persons as the participant shall have designated by written notice to the Committee prior to his death. In the event the designated beneficiary fails to survive the participant, or if the participant fails to designate a beneficiary in writing, the Committee shall distribute the balance in the participant’s Accounts to the legal representative of such deceased participant.

      Each participant will receive an annual statement indicating the amount of cash and number of Units credited to his Accounts as of the end of the preceding calendar year.

      Neither the action of the Corporation in establishing the Plan nor any action taken by it or by the Committee, nor any provision of the Plan, shall be construed as giving to any employee the right to be retained in the employ of the Corporation.

7.  Amendment and Termination

      While it is contemplated that the additional compensation described in this Plan will be provided each Year, the Board of Directors of the Corporation shall have the right at any time, and from time to time, to modify, amend, suspend or terminate the Plan; provided, however, that no such action on its part shall adversely alter the rights of the participants and their personal representatives without the consent of such participants or representatives as to any additional compensation provided prior to such modification, amendment, suspension or termination of the Plan; and further provided, however, that no amendment that requires the approval of the stockholders of the Corporation in order for the Plan to comply with Section 162(m) of the Code shall be effective unless approved by the requisite vote of the stockholders of the Corporation.

8.  Information

      Each person entitled to receive a payment under this Plan, whether a participant, a duly designated beneficiary of a participant, a guardian or otherwise, shall provide the Committee with such information as it may from time to time deem necessary or in its best interests in administering the Plan. Any such person shall also furnish the Committee with such documents, evidence, data or other information as the Committee may from time to time deem necessary or advisable.

9.  Governing Law

      The Plan shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of Ohio, without giving effect to the principles of conflicts of laws thereof.

10.  Interpretation

      The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

11.  Effective Date

      This Dana Corporation Additional Compensation Plan, as amended and restated, became effective on January 1, 2000, subject to requisite approval by the Corporation’s stockholders at the Corporation’s annual meeting of stockholders held on April 5, 2000, or at any adjournment or postponement thereof. The rights of any individual who retired under a prior version of the Plan shall be governed by the terms of the Plan in effect at the time of such retirement.

X    Please mark
your votes as
indicated in
this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” THE PROPOSALS IN ITEMS 2 AND 3.

		FOR	WITHHELD
		ALL	FOR ALL
1. ELECTION OF DIRECTORS:

01 B.F. BAILAR	02 A.C. BAILLIE

03 E.M. CARPENTER	04 E. CLARK

05 G.H. HINER	06 J.M. MAGLIOCHETTI

07 M.R. MARKS	08 R.B. PRIORY

	FOR	AGAINST	ABSTAIN
2. TO APPROVE THE AMENDED ADDITIONAL COMPENSATION PLAN

3. TO RATIFY PRICEWATERHOUSECOOPERS AS THE COMPANY’S ACCOUNTANTS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 4.

4. TO ADOPT THE CERES PRINCIPLES FOR PUBLIC ENVIRONMENTAL ACCOUNTABILITY

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE HIS OR HER NAME ON THIS LINE:

_______________________________________________________________________________

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS. ____________________________________________________________________________________________

***IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW***

_______________________________________________________________________________

Signature_____________	Signature, if Jointly Held___________	Date	______________

If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title

FOLD AND DETACH HERE

VOTE BY TELEPHONE

QUICK *** EASY *** IMMEDIATE

Available to stockholders in the United States and Canada.
All other stockholders must vote by returning their proxy cards.

1.	Dial 1-800-840-1208 as shown in the lower left-hand corner of this form.

2.	When prompted, enter the Control Number located in the box in the lower right-hand corner of this form.

3.	Vote your shares as follows:

Option #1:	To vote as the Board of Directors recommends on ALL proposals, Press 1. When asked, please confirm your vote by pressing 1.

Option #2:	If you choose to vote on each proposal separately, Press 0. You will hear these instructions:

Proposal 1: To vote FOR ALL nominees, Press 1. To WITHHOLD FOR ALL nominees, Press 9. To withhold FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions.

Proposal 2: To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

The Instructions are the same for all remaining proposals.

When asked, please confirm your vote by pressing 1.

PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF YOU VOTED BY PHONE

Call ** Toll Free ** On a Touch Tone Telephone

1-800-840-1208 ANYTIME
There is NO CHARGE to you for this call

P R O X Y

DANA CORPORATION

Annual Meeting of Stockholders to be held on April 5, 2000
Proxy Solicited by the Board of Directors

Martin J. Strobel, Mark A. Smith, Jr., Sue A. Griffin, Pamela W. Fletcher, Allen C. Goolsby, III and Louanna O. Heuhsen, or any of them, the action of a majority of them voting to be controlling, are appointed attorneys, agents and proxies of the undersigned, with full power of substitution, to vote as indicated on the reverse side hereof and in their discretion upon such other business as may properly come before the Annual Meeting, all the shares of Common Stock of the undersigned in Dana Corporation at the Annual Meeting of Stockholders, to be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 5, 2000, at 10:00 a.m. (local time), and at any adjournments or postponements.

For those participants who hold accounts with Common Stock through the Dana Corporation Amended and Restated Employees’ Stock Purchase Plan: The undersigned instructs The Fifth Third Bank, as Custodian and/or Trustee for the Plan, to vote all shares or fractions of shares credited to the undersigned’s account as of the latest available processing date on or before February 18, 2000, as directed on the reverse side of this proxy. Those shares for which no directions are received will be voted by the Custodian and/or Trustee in its sole and absolute discretion.

This proxy revokes all proxies previously given by the undersigned to any persons to vote at this Annual Meeting or at any adjournment or postponement thereof.

To follow the Board of Directors’ recommendations, sign, date and mail this proxy in the enclosed return envelope, or vote by telephone (see instructions on reverse side).

(Continued and to be marked, dated and signed, on the other side)

-----------------------------------------------------------------------------------------------------------------------------------

FOLD AND DETACH HERE

DANA CORPORATION
P.O. Box 1000
Toledo, Ohio 43697

[DANA LOGO]

YOUR VOTE IS IMPORTANT!

You can vote in one of two ways:

1.	Call toll free 1-800-840-1208 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. Available to stockholders in the United States and Canada only. All other stockholders must vote by returning their proxy cards.

or

2.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

Your prompt response will assure a quorum at the Annual Meeting and save Dana the expense of further solicitation of proxies.

Martin J. Strobel
Secretary

X      Please mark
your votes as
indicated in
this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” THE PROPOSALS IN ITEMS 2 AND 3.

		FOR	WITHHELD
		ALL	FOR ALL
1. ELECTION OF DIRECTORS:

01 B.F. BAILAR	02 A.C. BAILLIE

03 E.M. CARPENTER	04 E. CLARK

05 G.H. HINER	06 J.M. MAGLIOCHETTI

07 M.R. MARKS	08 R.B. PRIORY

	FOR	AGAINST	ABSTAIN
2. TO APPROVE THE AMENDED ADDITIONAL COMPENSATION PLAN

3. TO RATIFY PRICEWATERHOUSECOOPERS AS THE COMPANY’S ACCOUNTANTS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 4.

4. TO ADOPT THE CERES PRINCIPLES FOR PUBLIC ENVIRONMENTAL ACCOUNTABILITY

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE HIS OR HER NAME ON THIS LINE:

_______________________________________________________________________________

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS.

Signature________________	Signature, if Jointly Held_________	Date	__________________

If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title

FOLD AND DETACH HERE

P R O X Y

DANA CORPORATION

Annual Meeting of Stockholders to be held on April 5, 2000
Proxy Solicited by the Board of Directors

Martin J. Strobel, Mark A. Smith, Jr., Sue A. Griffin, Pamela W. Fletcher, Allen C. Goolsby, III and Louanna O. Heuhsen, or any of them, the action of a majority of them voting to be controlling, are appointed attorneys, agents and proxies of the undersigned, with full power of substitution, to vote as indicated on the reverse side hereof and in their discretion upon such other business as may properly come before the Annual Meeting, all the shares of Common Stock of the undersigned in Dana Corporation at the Annual Meeting of Stockholders, to be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 5, 2000, at 10:00 a.m. (local time), and at any adjournments or postponements.

For those participants who hold accounts with Common Stock through the Dana Corporation Amended and Restated Employees’ Stock Purchase Plan: The undersigned instructs The Fifth Third Bank, as Custodian and/or Trustee for the Plan, to vote all shares or fractions of shares credited to the undersigned’s account as of the latest available processing date on or before February 18, 2000, as directed on the reverse side of this proxy. Those shares for which no directions are received will be voted by the Custodian and/or Trustee in its sole and absolute discretion.

This proxy revokes all proxies previously given by the undersigned to any persons to vote at this Annual Meeting or at any adjournment or postponement thereof.

To follow the Board of Directors’ recommendations, sign, date and mail this proxy in the enclosed return envelope.

(Continued and to be marked, dated and signed, on the other side)

-----------------------------------------------------------------------------------------------------------------------------------

FOLD AND DETACH HERE